Exhibit 21.1

ACADEMY SPORTS AND OUTDOORS, INC. SUBSIDIARIES OF THE REGISTRANT[1]

Subsidiaries of Academy Sports and Outdoors, Inc.	State or Country of Incorporation or Formation

New Academy Holding Company, LLC	Delaware

Academy Managing Co., LLC	Texas

Associated Investors, LLC	Texas

Academy, Ltd.	Texas

Academy International Limited	Hong Kong

Academy Finance Corporation[2]	Delaware

New Academy Finance Corporation[3]	Delaware

New Academy Finance Company, LLC[4]	Delaware

Allstar Managers LLC[5]	Delaware

ASO Blocker Sub L.P.[6]	Delaware

ASO Co-Invest Blocker Sub, L.P.[7]	Delaware

[1] Subsidiaries noted throughout this document may be direct or indirect subsidiaries of the Registrant.
[2] This entity was officially dissolved as of October 1, 2020.
[3] This entity was officially dissolved as of October 1, 2020.
[4] This entity was officially cancelled as of October 1, 2020.
[5] This entity was officially cancelled as of December 23, 2020.
[6] This entity was officially cancelled as of January 31, 2021.
[7] This entity was officially cancelled as of January 31, 2021.